UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*



                              Metal Management Inc.
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                                (Name of Issuer)



                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    591097209
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                                 (CUSIP Number)



       Ivy B. Dodes                             Marty Brandt
Credit Suisse First Boston          CSFB Global Opportunities Partners, L.P.
    11 Madison Avenue         c/o Hemisphere Global Opportunities Partners, L.P.
 New York, New York 10010             Hemisphere House, Nine Church St.
Telephone: (212) 325-2000              P.O. Box HM951, Hamilton HM11
                                             Hamilton, Bermuda
                                          Telephone: (441) 295-9166
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)



                                       N/A
--------------------------------------------------------------------------------
            (Dates of Events which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|    Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 591097209                    13G                    PAGE 2 OF 11 PAGES
------------------------                                   ---------------------

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1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Credit Suisse First Boston on behalf of the investment banking business of the Credit Suisse First Boston business unit

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Switzerland
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 734,831
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                734,831
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          734,831
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)        [ ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          IA, BK, HC
--------------------------------------------------------------------------------

------------------------                                   ---------------------
CUSIP NO. 591097209                    13G                    PAGE 3 OF 11 PAGES
------------------------                                   ---------------------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        CSFB Global Opportunities Partners, L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 734,831
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                734,831
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          734,831
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)        [ ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

------------------------                                   ---------------------
CUSIP NO. 591097209                    13G                    PAGE 4 OF 11 PAGES
------------------------                                   ---------------------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        CSFB Global Opportunities Partners (Bermuda), L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 734,831
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                734,831
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          734,831
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)        [ ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

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CUSIP NO. 591097209                    13G                    PAGE 5 OF 11 PAGES
------------------------                                   ---------------------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Hemisphere Global Opportunities Partners, Ltd.


--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 734,831
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                734,831
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          734,831
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)        [ ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          CO, HC
--------------------------------------------------------------------------------

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CUSIP NO. 591097209                    13G                    PAGE 6 OF 11 PAGES
------------------------                                   ---------------------


--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        The Hemisphere Trust Company Limited

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 734,831
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                734,831
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          734,831
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)        [ ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          OO, HC
--------------------------------------------------------------------------------

------------------------                                   ---------------------
CUSIP NO. 591097209                    13G                    PAGE 7 OF 11 PAGES
------------------------                                   ---------------------


      Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended, the undersigned are hereby voluntarily filing this Amendment No. 1 (this "Amendment") to the Schedule 13G filed on December 17, 2001 ("Schedule 13G") by Credit Suisse First Boston, on behalf of the investment banking business of the Credit Suisse First Boston business unit, CSFB Global Opportunities Partners, L.P., CSFB Global Opportunities Partners (Bermuda), L.P., Hemisphere Global Opportunities Partners, Ltd. and The Hemisphere Trust Company Limited (collectively, the "Original Filers") with the United States Securities and Exchange Commission relating to the common stock, par value $0.01 per share, of Metal Management Inc. (the "Stock") to reflect (i) the purchase by the Original Filers of 158,347 shares of the Stock on January 23, 2002 and (ii) the subsequent sale by the Original Filers of 26,500 shares of the Stock on March 4, 2002. In this Amendment, the undersigned amend and restate (i) the entire text of Item 4 and (ii) the first and second paragraphs of Schedule I.

ITEM 4.    OWNERSHIP.

           (a)   Amount beneficially owned:

                 (1) See response to Item 9 on page 2.

                 (2) See response to Item 9 on page 3.

                 (3) See response to Item 9 on page 4.

                 (4) See response to Item 9 on page 5.

                 (5) See response to Item 9 on page 6.

           (b)   Percent of class:

                 (1) See response to Item 11 on page 2.

                 (2) See response to Item 11 on page 3.

                 (3) See response to Item 11 on page 4.

                 (4) See response to Item 11 on page 5.

                 (5) See response to Item 11 on page 6.

           (c)   Number of shares as to which the person has:

------------------------                                   ---------------------
CUSIP NO. 591097209                    13G                    PAGE 8 OF 11 PAGES
------------------------                                   ---------------------



                 (i)    Sole power to vote or to direct the vote:

                        (1) See response to Item 5 on page 2.

                        (2) See response to Item 5 on page 3.

                        (3) See response to Item 5 on page 4.

                        (4) See response to Item 5 on page 5.

                        (5) See response to Item 5 on page 6.

                 (ii)   Shared power to vote or to direct the vote:

                        (1) See response to Item 6 on page 2.

                        (2) See response to Item 6 on page 3.

                        (3) See response to Item 6 on page 4.

                        (4) See response to Item 6 on page 5.

                        (5) See response to Item 6 on page 6.

                 (iii)  Sole power to dispose or to direct the disposition of:

                        (1) See response to Item 7 on page 2.

                        (2) See response to Item 7 on page 3.

                        (3) See response to Item 7 on page 4.

                        (4) See response to Item 7 on page 5.

                        (5) See response to Item 7 on page 6.

                 (iv)   Shared power to dispose or to direct the disposition of:

                        (1) See response to Item 8 on page 2.

                        (2) See response to Item 8 on page 3.

                        (3) See response to Item 8 on page 4.

                        (4) See response to Item 8 on page 5.

                        (5) See response to Item 8 on page 6.

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CUSIP NO. 591097209                    13G                    PAGE 9 OF 11 PAGES
------------------------                                   ---------------------

                                   SCHEDULE I


The first and second paragraphs of Schedule I to Schedule 13G shall be amended and restated as follows:

In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Schedule 13G is being filed by Credit Suisse First Boston (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute part of the investment banking business (the "Reporting Person") of the Credit Suisse First Boston business unit (the "CSFB business unit"). The CSFB business unit is also comprised of an asset management business ("Asset Management"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. Asset Management provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse First Boston, Inc. ("CSFBI"), a Delaware corporation. CSFBI holds directly through direct and indirect subsidiaries the securities of CSFB Global Opportunities Advisers, LLC ("CSFB Advisers"), a limited liability company organized under the laws of Delaware. The ultimate parent company of the Bank and CSFB Advisers is Credit Suisse Group ("CSG"), a corporation formed under the laws of Switzerland. CSFB Advisers performs certain investment advisory services on behalf of CSFB Global Opportunities Partners, L.P. ("CSFB Partners Delaware"), a limited partnership organized under the laws of Delaware, and CSFB Global Opportunities Partners (Bermuda), L.P. ("CSFB Partners Bermuda"), an exempted limited partnership organized under the laws of Bermuda, pursuant to a certain Amended and Restated Investment Advisory Agreement, dated as of October 16, 2001, among CSFB Advisers, CSFB Partners Delaware and CSFB Partners Bermuda. CSFB Partners Delaware and CSFB Partners Bermuda beneficially own 734,831 shares of common stock of Metal Management Inc. (based on 8,939,753 shares outstanding as of December 31, 2001 as reported on a Form 10-Q of Metal Management Inc. filed on February 14, 2002). Hemisphere Global Opportunities Partners, Ltd. is the general partner of CSFB Partners Delaware and CSFB Partners Bermuda. The sole shareholder of Hemisphere Global Opportunities Partners, Ltd. is The Hemisphere Trust Company Limited, as trustee of The Hemisphere Global Opportunities Partners Charitable Trust.

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CUSIP NO. 591097209                    13G                   PAGE 10 OF 11 PAGES
------------------------                                   ---------------------


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 19, 2002


                                CREDIT SUISSE FIRST BOSTON
                                   acting solely on behalf of the investment banking business of the Credit Suisse First Boston business unit


                                By: /s/ Ivy B. Dodes
                                   ---------------------------------------
                                   Name:  Ivy B. Dodes
                                   Title: Managing Director



                                CSFB GLOBAL OPPORTUNITIES PARTNERS,
                                   L.P.
                                By:  Hemisphere Global Opportunities
                                     Partners, Ltd., its General Partner


                                     By: /s/ Marty Brandt
                                        -----------------------------------
                                        Name:  Marty Brandt
                                        Title:  Vice President



                                CSFB GLOBAL OPPORTUNITIES PARTNERS
                                   (BERMUDA), L.P.

                                By: Hemisphere Global Opportunities Partners, Ltd., its General Partner


                                     By: /s/ Marty Brandt
                                        ----------------------------------
                                        Name:  Marty Brandt
                                        Title:  Vice President

------------------------                               ---------------------
CUSIP NO. 591097209                13G                   PAGE 11 OF 11 PAGES
------------------------                               ---------------------



                                HEMISPHERE GLOBAL OPPORTUNITIES
                                   PARTNERS, LTD.

                                By: /s/ Marty Brandt
                                   ---------------------------------------
                                     Name:  Marty Brandt
                                     Title:  Vice President



                                THE HEMISPHERE TRUST COMPANY LIMITED

                                By: /s/ D.J. Doyle
                                   ---------------------------------------
                                     Name:   D.J. Doyle
                                     Title:  Director